UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2008

AIR TRANSPORT SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

DE	0-50368	26-1631624
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

145 Hunter Drive, Wilmington, OH 45177

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (937) 382-5591

ABX Holdings, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On August 11, 2008, ABX Material Services, Inc., an indirect wholly owned subsidiary of Air Transport Services Group, Inc., entered into respective Assignment Agreements with SunTrust Bank and Regions Bank pursuant to which it irrevocably purchased and assumed a $47.5 million participation in the Credit Agreement among ABX Air, Inc., a wholly owned subsidiary of Air Transport Services Group, Inc., and Cargo Holdings International, Inc. (as successor by merger to CHI Acquisition Corp.), as Borrowers, Air Transport Services Group, Inc. (formerly known as “ABX Holdings, Inc.”), the lenders from time to time party thereto (collectively the “Lenders”), SunTrust Bank, as Administrative Agent for the Lenders, and Fifth Third Bank and Merrill Lynch Commercial Finance Corp. as Co-Documentation Agents (the “Credit Agreement”).

The Assignment Agreements with SunTrust Bank and Regions Bank are for the principal amounts of $29.85 million and $17.65 million; respectively. ABX Material Services, Inc. has the same rights and obligations as other lenders under the Credit Agreement, except for certain restrictions arising from its affiliation with the borrowers. The fees paid by ABX Material Services, Inc. for its participation in the Credit Agreement were based on a premium of 3.1579% of the principal amount purchased, which amounts to $1.5 million.

The foregoing description of the Assignment Agreements does not purport to be complete and is qualified in its entirety by reference to the Assignment Agreements, which are attached as Exhibits 99.1 and 99.2 to this Form 8-K.

Item 2.02    Results of Operations and Financial Condition.

On August 11, 2008, Air Transport Services Group, Inc. issued a press release relating to its results for the quarter ended June 30, 2008. A copy of the press release is furnished herewith as Exhibit 99.3.

Item 9.01    Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Assignment Agreement between SunTrust Bank and ABX Material Services, Inc., dated August 11, 2008

99.2	Assignment Agreement between Regions Bank and ABX Material Services, Inc., dated August 11, 2008

99.3	Press release issued by Air Transport Services Group, Inc., on August 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. Vice President Corporate General Counsel & Secretary

Date: August 13, 2008